FOR IMMEDIATE RELEASE

Orient Paper Declares First Quarter 2013 Dividend of $0.0125 per Share

Baoding, China, April 4, 2013– Orient Paper, Inc. (“Orient Paper” or the “Company”) (NYSE MKT: ONP), a leading manufacturer and distributor of diversified paper products in North China, today announced that its Board of Directors declared another quarterly cash dividend of $0.0125 per share. The dividend is payable on April 30, 2013 to shareholders of record as of the close of business of April 16, 2013.

“As we have completed the county-wide government inspections in the last month, we are now working hard to ramp up our new Corrugating Medium Paper production line and increase utilization rate, as well as execute our expansion plans for the tissue business. We will also continue to focus on shareholder value and are pleased to announce our fourth consecutive cash dividend,” said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper.

“Although market conditions are still challenging, we remain committed to be sustainably the profitable cost leader in paper production in North China,” added Mr. Liu.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: +1-562-818-3817

E: ir@orientpaperinc.com

Fleishman-Hillard

T: +852-2530-0228

E: ir@orientpaperinc.com